Exhibit 10.3

PAYLESS SHOESOURCE, INC.
3231 SE Sixth Avenue
Topeka, KS 66607-2207
(785) 233-5171

1996 Stock Appreciation Right Award Agreement (Freestanding Stock-Settled SAR only)

[Date]

[Name]
[Address]
[City, ST, ZIP]

Dear [First Name]:

Pursuant to the terms and conditions of the Payless ShoeSource, Inc. 1996 Stock Incentive Plan (the “1996 Plan”), you have been granted a Stock Appreciation Right (a “SAR”) for the right and privilege to receive compensation, in stock, equal to the appreciation on such number of shares of Stock identified and further outlined below:

Granted to:	[Name]
[SSN]

Grant Date:	[Grant Date]

SARs Granted:	[# of SARs]

Exercise Price per share of Stock ($):	[exercise price]

Vesting Schedule:	[vesting schedule]

Expiration Date:	[Seven years from Grant Date]

Payless ShoeSource, Inc. has caused this agreement, which includes the terms and conditions attached hereto and incorporated herein by this reference, to be executed in its corporate name and Executive has executed the same in evidence of the Executive’s acceptance hereof upon the terms and conditions herein set forth as of the grant date shown above.  By signing below, Executive agrees to conform to all of the terms and conditions of this agreement and the 1996 Plan.

Executive Signature: _______________________________	Date: _________________

Payless ShoeSource, Inc.

By:

PAYLESS SHOESOURCE, INC. STOCK APPRECIATION RIGHT AGREEMENT
(FREESTANDING STOCK SETTLED SAR ONLY)
TERMS AND CONDITIONS

The Committee under the 1996 Stock Incentive Plan (“1996 Plan”) of Payless ShoeSource, Inc., a Delaware corporation (the “Company”) has approved granting Executive stock appreciation rights settled in stock (referred to in this agreement as “SARs”) on the terms and subject to the conditions set forth in this agreement and the 1996 Plan.

Therefore, the Company and Executive hereby agree as follows:

1.          The Company hereby grants to Executive, as of the Grant Date identified on page 1 of this agreement, the right and privilege to receive compensation, in stock, equal to the appreciation on each of the shares of Stock identified on page 1 of this agreement, from the Grant Date to the date the SAR with respect to such shares of Stock is exercised.  Subject to all other terms and conditions in this agreement, the SARs shall be irrevocable.

2.          Subject to all the other terms and conditions in this agreement, the SARs may be exercised by Executive on and after the dates and for the corresponding number of shares shown in the vesting schedule on the first page of this agreement; provided, however, that the SARs may be exercised only on or before the expiration date shown on the first page.

3.          Executive may exercise SARs on and after the appropriate vesting dates (and before a date or event of termination or cancellation) in whole at any time, or in part from time to time, in each case to the extent vested and in blocks at least equal to the lesser of one hundred (100) shares or the total number of shares which are then exercisable.  Executive shall give the Company a written notice (“Notice”) to exercise such SARs in whole or in a specified part which certifies that Executive is in compliance with the terms and conditions of this agreement and Part VI of the 1996 Plan.  This Notice is considered properly delivered if received electronically on the date received in the Compensation Department of the Company or by its designee.  Upon exercise of the SAR, subject to the satisfaction of applicable tax withholding, the Executive shall be entitled to receive payment from the Company in an amount determined by multiplying (x) the positive difference between the Fair Market Value of a share of Stock on the SAR exercise date (which ends at 3 p.m. CST on the date of exercise) and the Exercise Price per share of Stock (as set forth on page one of this agreement) by (y) the number of shares of Stock with respect to which the SAR is exercised.  The payment upon a SAR exercise shall be solely in whole shares of Stock equal in value to the amount of payment calculated immediately above.  Fractional shares shall be rounded down to the nearest whole share with no cash consideration being paid upon exercise.

4.A.          (i) In no event may any SAR be exercised after the seventh anniversary of the Grant Date shown on the first page of this agreement, and any SAR may be sooner terminated in accordance with the provisions of the 1996 Plan and of this Section 4.A.

          (ii) If Executive ceases to be an employee of the Company, for any reason other than Retirement or Disability or death, then all of the outstanding SARs shall immediately terminate regardless of any notice period or period of pay in lieu of such notice required under local statute or at common law, on the earlier of (a) the date you receive notice of termination of your employment from the Company, and (b) your date of termination of employment.  Executive’s employment shall not be deemed to have ceased solely by reason of a leave of absence (a) during the first 90 consecutive days of a paid military, sick, family or other bona fide paid leave of absence or (b) thereafter, if Executive has a right of reemployment expressly guaranteed by either statute or contract.  In the event of such a leave of absence, the number of shares of Stock for which SARs may be exercised during the periods described in clauses (a) and (b) of the foregoing sentence shall be the number of shares of Stock for which SARs were exercisable as of the date that the leave of absence began, subject to the other terms and conditions of this Section 4.A.

          (iii) If Executive Retires or becomes Disabled, the term of any then outstanding SARs shall extend for a period ending on the earliest of (a) the date upon which the SARs would otherwise expire, (b) three years after such Retirement (for a reason other than Disability) or (c) twelve months after such Disability.  In that event, the number of shares for which SARs may be exercised after that Retirement or Disability shall be the number of shares for which SARs were exercisable as of the date of that Retirement or Disability, subject to the other terms and conditions of this Section 4.A.  SARs which were not exercisable as of the date of that Retirement or Disability will no longer be deemed to be outstanding thereafter.

          (iv) (a) If Executive dies while in the employment of the Company without having fully exercised any then outstanding SARs, the beneficiary designated by Executive (or, in the absence of such designation, the executors or administrators or legatees or distributees of Executive’s estate) shall have the right to exercise such SARs, in whole or in part during the period ending on the earlier of (1) the date upon which the SARs would otherwise expire or (2) three years after the date of death. In that event, the number of shares for which SARs may be exercised after such death shall be the number of shares for which SARs were outstanding on the date of death (whether or not the SARs were already exercisable on the date of death).

          (b)  If Executive dies during any period following Executive’s Retirement or Disability, without having fully exercised any then outstanding SARs, the beneficiary designated by Executive (or, in the absence of such designation, the executors or administrators or legatees or distributees of Executive’s estate) shall have the right to exercise such SARs, in whole or in part during the period ending on the earlier of (1) the date upon which the SARs would otherwise expire or (2) three years after the date of death.  In that event, the number of shares for which SARs may be exercised after such death shall be the number of shares for which SARs were exercisable as of the date of the Retirement or Disability and remain outstanding on the date of Executive’s death.

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          (v) The provisions of paragraphs 2 and 3 are subject to the provision that the Committee may cancel all unexercised SARs hereunder at any time if the Retirement of the Executive was without the consent of the Company or if during such period of Retirement or Disability the Executive engages in employment or activities contrary, in the opinion of the Committee, to the best interests of the Company.  In addition, the Committee may cancel all unexercised SARs, and may rescind any exercise of SARs, if, prior to any such exercise or within six months of such exercise, one of the events described in Section 1 of Part VI  of the 1996 Plan occurs (which events include engaging in a “Competing Business” or divulging “Confidential Information” to persons outside the Company or using such information in other than the Company’s business).  Within 10 days after receiving notice that the Committee has rescinded the exercise of a SAR, Executive shall either (i) pay to the Company the Fair Market Value of the Stock, as of the date of exercise, for the Stock received as compensation for the exercise or (ii) return to the Company the Stock received upon the exercise.  The Company may deduct from any amounts the Company owes to the Executive from time to time the amounts Executive owes the Company pursuant to such rescission.  Notwithstanding any other terms in this agreement, nothing in this agreement shall be deemed or construed as extending the seven-year period described in Section 4.A(i).

For purposes of this Section a “Competing Business” shall include, but not be limited to:

          (i) any retail business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) which sells footwear at retail to consumers at price points competitive, or likely to be competitive, with the Company (e.g. including, without limitation, Wal-Mart Stores, Inc., Sears Holdings Corporation, Target Corporation, Shoe Zone Limited, Bata Limited, Footstar, Inc., Aldo Shoes, Inc., Genesco, Inc., Footlocker, Inc., Brown Shoe Company, Inc., Shoe Carnival, Inc., Kohl’s Corporation, Liz Claiborne Inc., Big 5 Sporting Goods Corporation, J.C. Penney Company, Inc., and Jones Apparel Group, Inc.) within 10 miles of any Company store or the store of any wholesale customer of the Company in the United States, or anywhere in any foreign country in which the Company has retail stores, franchisees or wholesale customers;

          (ii) any franchising or wholesaling business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) which sells footwear at wholesale to franchisees, retailer or other footwear distributors located within 10 miles of any Company store or the store of any wholesale customer of the Company in the United States, or anywhere in any foreign country in which the Company has retail stores, franchisees or wholesale customers;

          (iii) any footwear manufacturing business with gross sales or revenue in the prior fiscal year of more than $25 million (or which is a subsidiary, affiliate or joint venture partner of a business with gross sales or revenue in the prior fiscal year of more than $25 million) which sells footwear to retailers or other footwear distributors located within 10 miles of any Company store or the store of any wholesale customer of the Company in the United States, or anywhere in any foreign country in which the Company has retail stores, franchisees or wholesale customers; (e.g. including without limitation, Jones Apparel Group, Inc., Dexter Shoe Company, Liz Claiborne Inc., Wolverine World Wide, Inc., The Timberland Company, Nike, Inc., Reebok International Ltd., K-Swiss Inc., The Stride Rite Corporation and Adidas Salomon AG); or

          (iv) any business which provides buying office services to any store or group of stores or businesses referred to in (i), (ii) and (iii) above.

“Confidential Information” shall mean all non-public information pertaining to the Company’s business, including not only information disclosed by the Company to Executive, but also information developed or learned by Executive during the course of or as a result of employment with the Company.   The Company’s confidential information includes, without limitation, information and documents concerning the Company’s processes; suppliers (including terms, conditions and other business arrangements with suppliers); supplier and customer lists; advertising and marketing plans and strategies; profit margins; seasonal plans, goals, objectives and projections; compilations, analyses and projections regarding Company’s divisions, stores, product segments, product lines, suppliers, sales and expenses; files; trade secrets and patent applications (prior to their being public); salary, staffing and employment information (including information about performance of other executives); and “know-how,” techniques or any technical information not of a published nature relating, for example, to how the Company conducts its business.

          (v) If (a) a Change of Control as described and defined in Section 4 of Part VII of the 1996 Plan occurs and (b) Executive is actively employed on the date of such event, then from and after such date all SARs outstanding under this agreement shall be exercisable in full without regard to the provisions of Section 2 of this agreement.

B.          Promptly following each exercise of a SAR, shares of Stock shall be delivered to the Executive by the Company, subject to the provisions of Section 4.D.

C.          Each SAR is personal to Executive, is not transferable by Executive (other than, upon the death of Executive, by beneficiary designation, by last will and testament or by laws of descent and distribution) and, during Executive’s lifetime, is exercisable only by Executive.

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D.          The exercise of each SAR shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities under any applicable U.S. Federal, state or foreign law (“Withholding Obligation”), or that the listing, registration or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any applicable U.S. Federal, state or foreign law, or the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, the exercise or the delivery or purchase of shares hereunder, then in any of those events, the exercise shall not be effective unless that withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.  Executive shall pay any Withholding Obligation to the Company at the time of the exercise.  Further, Executive agrees that in the event that Executive is required to pay an amount to Company pursuant to the terms of Part VI of the 1996 Plan, Executive agrees and consents to a deduction from any amounts the Company owes Executive (including wages or other compensation, fringe benefits, or vacation pay or other amounts owed by the Company to Executive) to satisfy its obligation to the Company.  Executive further acknowledges that whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off, the full amount owed by the Executive, will immediately be due.

E.          If a circumstance listed under Section 3 of Part VII of the 1996 Plan occurs, the Committee shall make appropriate adjustments consistent with the terms of the 1996 Plan.

F.          Nothing in this agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company or subsidiary to terminate the Executive’s employment at any time, in the absence of a specific agreement to the contrary.

G.          Any notice to be given under this agreement by Executive shall be sent by mail addressed to the Company for the attention of the Compensation  Department, 3231 S.E. Sixth Avenue Topeka, KS  66607, and any notice by the Company to Executive shall be sent by mail addressed to the Executive at the address shown on the face of this agreement, or, if an address is not available, to Executive at Executive’s work location.  Either party may, by notice given to the other in accordance with the provisions of this Section, change the address to which subsequent notices shall be sent.

H.          This agreement shall be governed by the laws of the State of Delaware.  It may not be modified except in writing signed by both parties.

I.          If any part of this agreement is declared by any court or governmental authority with competent jurisdiction to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this agreement not declared to be unlawful or invalid.  Any part so declared unlawful or invalid shall , if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

J.          Executive acknowledges that Executive has received a copy of the 1996 Plan and/or Plan summary, as the Plan is in effect on the date of this Agreement, has read and understands the terms of the 1996 Plan and of this Agreement, and agrees to all of the terms and conditions provided for in the 1996 Plan and in this Agreement.

K.          So long as this agreement shall remain in effect, the Company will furnish to Executive, as and when available, a copy of each prospectus issued with respect to the shares of stock covered hereby, and also copies of all material hereafter distributed by the Company to its shareowners.

L.          Except as otherwise provided herein, or unless the context clearly indicates otherwise, capitalized terms herein which are defined in the 1996 Plan have the same definitions as provided in the 1996 Plan.

For Executive Officers that are lawyers, paragraph 4.A.(v) includes the following additional provision.  This paragraph, 4.A.(v), shall not apply to the Executive if the Executive is employed by, or acting as an advisor to, a Competing Business solely in Executive’s capacity as a lawyer.

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